Exhibit 99.1

THE CHILDREN’S PLACE REPORTS FIRST QUARTER RESULTS

Delivers Q1 Comparable Retail Sales Increase of 6.1%

Reports Q1 GAAP Earnings per Diluted Share of $1.97, a 48% Increase vs Q1 2016 and

Q1 Adjusted Earnings per Diluted Share of $1.95, a 48% Increase vs Q1 2016

Repurchases $33 Million in Stock and Pays $7 Million in Dividends

Increases Adjusted EPS Guidance to $7.10 to $7.20 for FY 2017 Compared to Previous Guidance of $6.50 to $6.65

Secaucus, New Jersey – May 18, 2017 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended April 29, 2017.

Jane Elfers, President and Chief Executive Officer, said, “We continued to deliver outstanding operating results in the first quarter. Comparable retail sales, operating margin and earnings per diluted share were significantly above both last year and the high end of our guidance range. Our first quarter comparable retail sales increased 6.1%, our highest Q1 comp in over a decade, on top of a positive 5.1% comp in the first quarter of 2016. We generated positive comps in both our brick and mortar and digital channels for the quarter and our traffic continued to improve sequentially compared to the fourth quarter. Our inventories are very well positioned heading into the second quarter at up only 2.8%. And, we repurchased $33 million in stock and paid $7 million in dividends in the quarter.”

Ms. Elfers said, “We continue to make significant progress on our key strategic growth initiatives - superior product, business transformation through technology, alternate channels of distribution and fleet optimization. As we look to the future, developing and implementing a best in class Personalized Customer Contact Strategy is our single biggest opportunity. Given the ongoing shift to digital commerce, our digitally savvy millennial Mom, our consistently strong operating results, and the changes in competitor dynamics, we have made the decision to significantly accelerate the development and implementation of this substantial opportunity.”

“We announced this morning that Pam Wallack has joined us in the newly created position of President, Global Product, reporting directly to me. Pam is one of the most talented childrenswear executives in the country and we are thrilled to welcome her to our team. Pam will have direct responsibility for Global Design, Merchandising, Sourcing and Production. With Pam’s arrival, I can now devote significantly more time to delivering the financial benefits associated with our Personalized Customer Contact Strategy.”

Ms. Elfers concluded, “These are exciting times for our company and we look forward to delivering another outstanding year for our shareholders.”

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

First Quarter 2017 Results

Net sales increased 4.1% to $436.7 million in the first quarter of 2017. Comparable retail sales increased 6.1% in the first quarter of 2017.

Net income was $36.2 million, or $1.97 per diluted share, in the first quarter of 2017, compared to net income of $26.0 million, or $1.33 per diluted share, the previous year, a 48% increase in net income per diluted share. Adjusted net income was $35.9 million, or $1.95 per diluted share, compared to adjusted net income of $25.8 million, or $1.32 per diluted share, in the first quarter last year, a 48% increase in adjusted net income per diluted share. This $0.63 increase in adjusted net income per diluted share includes a $0.19 benefit resulting from the new accounting rules for the income tax impact on share-based compensation.

Gross profit was $170.6 million in the first quarter, compared to $165.4 million in the first quarter of 2016. Adjusted gross profit was $171.0 million in the first quarter, compared to $165.3 million last year, and deleveraged 20 basis points to 39.2% of sales. The penetration of our ecommerce business increased significantly in the quarter which drove higher comparable retail sales, operating profit, operating margin rate and earnings per share. This penetration resulted in a slightly lower adjusted gross margin rate compared to last year.

Selling, general and administrative expenses were $112.1 million compared to $109.2 million in the first quarter of 2016. Adjusted SG&A was $106.9 million compared to $109.6 million in the first quarter last year and leveraged 160 basis points as a percentage of sales primarily as a result of decreased store expenses, lower credit card fees and leverage from the strong comparable sales.

Operating income was $42.3 million, compared to $39.6 million in the first quarter of 2016. Adjusted operating income in the first quarter of 2017 was $48.4 million, or 11.1% of net sales, compared to an adjusted operating income of $39.2 million, or 9.4% of net sales, in the first quarter last year, leveraging 170 basis points compared to last year.

For the first quarter, the Company’s adjusted results exclude net income of approximately $0.3 million, compared to excluded net income of approximately $0.2 million in the first quarter of 2016, comprising certain items which the Company believes are not reflective of the performance of its core business. For the first quarter of 2017, these excluded items are primarily related to income associated with the release of reserves for prior year uncertain tax positions, partially offset by charges related to a provision for a legal settlement resulting from a pricing litigation. For the first quarter of 2016, these items related to income associated with restructuring.

Store Openings and Closures

In accordance with our fleet optimization initiative, the Company closed 7 stores and opened 1 store during the first quarter of 2017. The Company ended the quarter with 1,033 stores and square footage of 4.829 million, a decrease of 2.8% compared to the prior year. Since our fleet optimization initiative was announced in 2013, we have closed 149 stores.

The Company’s international franchise partners opened 6 points of distribution in the first quarter, and the Company ended the quarter with 156 international points of distribution open and operated by its 6 franchise partners in 18 countries.

Capital Return Program

During the first quarter of 2017, the Company repurchased 297,608 shares for approximately $33 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid a quarterly dividend of approximately $7 million, or $0.40 per share, in the quarter.

Since 2009, the Company has returned over $822 million to its investors through share repurchases and dividends. At the end of the first quarter of 2017, approximately $344 million remained available for future share repurchases under the Company’s existing share repurchase programs.

Additionally, in May 2017, the Company’s Board of Directors authorized a quarterly dividend of $0.40 per share. The dividend for the second quarter is payable on July 10, 2017 to shareholders of record at the close of business on June 19, 2017.

Outlook

The Company is updating its outlook for fiscal 2017 and now expects adjusted net income per diluted share to be in the range of $7.10 to $7.20, inclusive of an $0.89 benefit resulting from new accounting rules for the income tax impact on share-based compensation. This compares to the Company’s previous guidance for adjusted net income per diluted share of $6.50 to $6.65, inclusive of a $0.45 benefit resulting from new accounting rules for the income tax impact on share-based compensation, and to adjusted net income per diluted share of $5.43 in fiscal 2016. This guidance assumes an approximate 3.0% increase in comparable retail sales for the year. This guidance for adjusted net income per diluted share excludes year to date net income of approximately $0.3 million primarily related to income associated with the release of reserves for uncertain tax positions, partially offset by charges related to a reserve for a legal settlement resulting from a pricing litigation as the Company believes this income is not reflective of the performance of its core business.

The Company expects adjusted net income per diluted share in the second quarter of 2017 will be between $0.70 and $0.75, inclusive of a $0.70 benefit resulting from new accounting rules for the income tax impact on share-based compensation. This compares to an adjusted net loss per share of ($0.01) in the second quarter of 2016. This guidance assumes a low single digit increase in comparable retail sales.

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income, adjusted net income per diluted share, adjusted gross profit, adjusted SG&A, and adjusted operating income are non-GAAP measures, and are not intended to replace GAAP financial information and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business. The Company uses non-GAAP measures to evaluate and measure operating performance, including, to measure performance for purposes of the Company’s annual bonus and long-term incentive compensation plans. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Conference Call Information

The Children’s Place will host a conference call to discuss its first quarter 2017 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of April 29, 2017, the Company operated 1,033 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 156 international points of distribution open and operated by its 6 franchise partners in 18 countries.

Forward Looking Statement

This press release contains, and the above referenced conference call may contain, forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its Annual Report on Form 10-K for the fiscal year ended January 28, 2017. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693

(Tables Follow)

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	April 29,	April 30,
	2017	2016
Net sales	$436,676	$419,351
Cost of sales	266,085	254,000
Gross profit	170,591	165,351
Selling, general and administrative expenses	112,127	109,212
Asset impairment charges	484	-
Other costs	4	68
Depreciation and amortization	15,692	16,461
Operating income	42,284	39,610
Interest expense	(38)	(74)
Income before taxes	42,246	39,536
Provision for income taxes	6,017	13,551
Net income	$36,229	$25,985

Earnings per common share
Basic	$2.06	$1.35
Diluted	$1.97	$1.33

Weighted average common shares outstanding
Basic	17,613	19,200
Diluted	18,401	19,569

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	April 29,	April 30,
	2017	2016

Net income	$36,229	$25,985

Non-GAAP adjustments:
Provision for legal settlement	5,000	-
Restructuring costs	637	(467)
Asset impairment charges	484	-
Proxy costs	-	12
DC exit costs	-	68
Aggregate impact of Non-GAAP adjustments	6,121	(387)
Income tax effect (1)	(2,367)	162
Prior years uncertain tax positions (2)	(4,048)	-
Net impact of Non-GAAP adjustments	(294)	(225)

Adjusted net income	$35,935	$25,760

GAAP net income per common share	$1.97	$1.33

Adjusted net income per common share	$1.95	$1.32

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

(2) Prior year tax related to uncertain tax positions.

	First Quarter Ended
	April 29,	April 30,
	2017	2016

Operating income	$42,284	$39,610

Non-GAAP adjustments:
Provision for legal settlement	5,000	-
Restructuring costs	637	(467)
Asset impairment charges	484	-
Proxy costs	-	12
DC exit costs (income)	-	68
Aggregate impact of Non-GAAP adjustments	6,121	(387)

Adjusted operating income	$48,405	$39,223

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	April 29,	April 30,
	2017	2016

Gross Profit	$170,591	$165,351

Non-GAAP adjustments:
Restructuring costs	377	(50)
Aggregate impact of Non-GAAP adjustments	377	(50)

Adjusted Gross Profit	$170,968	$165,301

	First Quarter Ended
	April 29,	April 30,
	2017	2016

Selling, general and administrative expenses	$112,127	$109,212

Non-GAAP adjustments:
Provision for legal settlement	(5,000)	-
Restructuring costs	(260)	417
Proxy costs	-	(12)
Aggregate impact of Non-GAAP adjustments	(5,260)	405

Adjusted Selling, general and administrative expenses	$106,867	$109,617

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 29,	January 28,	April 30,
	2017	2017*	2016
Assets:
Cash and cash equivalents	$175,628	$193,709	$174,801
Short-term investments	55,800	49,300	58,801
Accounts receivable	31,538	31,413	25,539
Inventories	257,298	286,343	250,280
Other current assets	33,030	50,398	47,404
Total current assets	553,294	611,163	556,825

Property and equipment, net	263,884	264,280	283,448
Other assets, net	55,078	35,056	28,943
Total assets	$872,256	$910,499	$869,216

Liabilities and Stockholders' Equity:
Revolving loan	$27,400	$15,380	$25,000
Accounts payable	152,439	178,208	127,454
Accrued expenses and other current liabilities	118,371	135,609	98,332
Total current liabilities	298,210	329,197	250,786

Other liabilities	78,362	85,015	94,931
Total liabilities	376,572	414,212	345,717

Stockholders' equity	495,684	496,287	523,499

Total liabilities and stockholders' equity	$872,256	$910,499	$869,216

* Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	13 Weeks Ended
	April 29,	April 30,
	2017	2016

Net income	$36,229	$25,985
Non-cash adjustments	18,040	14,064
Working Capital	(25,058)	(11,754)
Net cash provided by operating activities	29,211	28,295

Net cash used in investing activities	(20,190)	(25,834)

Net cash used in financing activities	(27,793)	(23,945)

Effect of exchange rate changes on cash	691	8,751

Net decrease in cash and cash equivalents	(18,081)	(12,733)

Cash and cash equivalents, beginning of period	193,709	187,534

Cash and cash equivalents, end of period	$175,628	$174,801

###